AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     Amendment No. 1, dated as of January 30, 2006 (this “Amendment”), to the Rights Agreement, dated as of March 27, 1998 (the “Rights Agreement”), by and between USG Corporation, a Delaware corporation (“USG”), and Harris N.A. (successor to Harris Trust and Savings Bank) (the “Rights Agent”).
RECITALS:
     A. USG and the Rights Agent wish to amend the Rights Agreement as set forth herein;
     B. No event has occurred that would cause any Person to be deemed an Acquiring Person under the Rights Agreement; and
     C. Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided herein at any time before any Person becomes an Acquiring Person under the Rights Agreement.
AGREEMENT:
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Amendments to Section 1.
(a)	Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(a) ‘Acquiring Person’ shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any Restricted Person (as such term is hereinafter defined); provided, that a Person will not be deemed to be an Acquiring Person solely as the result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares of the Company other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally or (ii) any other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an

‘Acquiring Person,’ as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an ‘Acquiring Person,’ as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an ‘Acquiring Person’ for any purposes of this Agreement.”
(b)	Section 1 of the Rights Agreement is hereby further amended by adding the following additional definitions:
“(p) ‘Equity Commitment Agreement’ shall mean the Equity Commitment Agreement, dated as of the date hereof, by and between the Company and XYZ Inc. (the ‘Investor’).
(q) ‘Reorganization Rights Plan’ shall mean the Reorganization Rights Plan, dated as of January 30, 2006, as it may be amended from time to time, approved by the Board of Directors of the Company on January 29, 2006.
(r) ‘Restricted Person’ shall mean, during the Standstill Period (as defined in the Shareholder’s Agreement, dated as of the date hereof (the ‘Shareholder’s Agreement’), by and between the Company and the Investor) and so long as the Shareholder’s Agreement is in effect, (i) the Investor, (ii) any Controlled Affiliate of the Investor, and (iii) any group that would be deemed to be a ‘person’ by Section 13(d)(3) of the Exchange Act with respect to securities of the Company of which the Investor or any Person directly or indirectly Controlling or Controlled by (each as defined in the Shareholder’s Agreement) the Investor is a member, provided that if it is finally judicially determined by a court of competent jurisdiction that the Investor breached any of the representations, warranties, covenants or other provisions contained in the Shareholder’s Agreement, and such breach has not been cured by the Investor within 30 calendar days following receipt by the Investor of the Company’s written notice of such breach, then the Investor, any Controlled Affiliate and any group described in clause (iii) above shall immediately and automatically cease to be a Restricted Person as of the close of business on the 30th calendar day following the Investor’s receipt of the Company’s written notice of such breach.”
(c)	Section 1 of the Rights Agreement is hereby further amended by adding the following paragraph at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, no Person shall be deemed to be an Acquiring Person, and none of a Shares Acquisition Date, a Distribution Date, an event described in Section 11(a)(ii) or an event described in Section 13 shall be deemed to have occurred during the period beginning on the Adoption Date (as defined in the Reorganization Rights Plan and ending on the Expiration Date (as defined in the Reorganization Rights Plan).”

2.	Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(a) The registered holder of any Right Certificates may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in Chicago, Illinois, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on March 27, 2008 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) 12:01 a.m., New York City time, on the eleventh calendar day after the effectiveness of a plan of reorganization approved by the U.S. Bankruptcy Court administering the Company’s proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., provided, that such effectiveness is not stayed or the transactions provided therein enjoined or restrained, and (v) immediately prior to the occurrence of a Distribution Date (as defined in the Reorganization Rights Agreement adopted or to be adopted by the Company with a rights agent to be selected by the Company) (such earliest date, the “Expiration Date”).
3.	Section 27. Section 27 of the Rights Agreement is hereby amended by adding the following paragraph at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, the limitations on the ability of the Board of Directors to amend this Agreement set forth in this Section 27 shall not affect the power or ability of the Board of Directors to take any other action that is consistent with its fiduciary duties under Delaware law, including without limitation accelerating or extending the Expiration Date or making any other amendment to this Agreement that is permitted by this Section 27 or adopting a new stockholder rights plan with such terms as the Board of Directors determines in its sole discretion to be appropriate.”
4.	Section 34. The Rights Agreement is hereby further amended by adding the following new Section 34 directly following Section 33 thereof:
“Section 34. Determinations and Actions by the Board.
For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made in accordance with, as applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382 of the Code, or any successor provision or replacement provision. The Board of Directors of the

Company will have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation the right and power to (i) interpret the provisions of this Agreement (including without limitation Section 27, this Section 34 and other provisions hereof relating to its powers or authority hereunder) and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including without limitation any determination contemplated by Section 1(a) or any determination as to whether particular Rights shall have become void). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, any omission with respect to any of the foregoing) which are done or made by the Board of Directors of the Company in good faith will (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors of the Company to any liability to any Person, including without limitation the Rights Agent and the holders of the Rights.”
5.	No Other Amendments. Except as amended hereby, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
6.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
7.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
8.	Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
9.	Other Defined Terms. Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.
10.	Effectiveness. This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Equity Commitment Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
11.	Exhibits to the Rights Agreement. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

USG CORPORATION
By:	/s/ Stanley Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President and General Counsel

HARRIS N.A.
By:	/s/ Martin J. McHale
	Name:	Martin J. McHale
	Title:	Vice President

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